SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               theglobe.com, inc.
                               ------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                                            14-1781422
         --------                                            ----------
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                              110 E. BROWARD BLVD.
                                   14TH FLOOR
                            FORT LAUDERDALE, FL 33301
                            -------------------------
              (Address of registrant's principal executive offices)

                  THEGLOBE.COM, INC. 2004 STOCK INCENTIVE PLAN
                  --------------------------------------------
                            (Full title of the plans)

                           Corporation Service Company
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                                  800-927-9800
               -------------------------------------------------
           (Name, address, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================

    Title of Each Class of                            Proposed Maximum          Proposed Maximum
          Securities              Amount To Be         Offering Price              Aggregate          Amount Of
       To Be Registered           Registered(1)           Per Share              Offering Price    Registration Fee
       ----------------           -------------           ---------              --------------    ----------------
Common Stock, par value             7,500,000              $0.45(2)                $3,375,000          $427.61
$.001 per share                       shares

(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").


(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant's Common Stock, par value $.001 per share, as reported by the Over the Counter Bulletin Board on October 11, 2004.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares issuable pursuant to our 2004 Stock Incentive Plan (the "2004 Plan") and to file a prospectus (prepared in accordance with the requirements of Part I of Form S-3 and pursuant to General Instruction C of Form S-8) to be used for reoffers and resales of Common Stock acquired by persons named therein upon the exercise of options heretofore or hereafter granted under our 2004 Plan.

         The documents containing information specified by Part I of this Registration Statement will be sent or given to holders of options granted under the 2004 Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act. Such document(s) are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. In addition, the statement required to be made pursuant to Item 2 of Part I shall be contained in the Section 10(a) prospectus.

         References herein to "the Company" or "the Registrant" shall mean theglobe.com, inc., a Delaware corporation.

                               REOFFER PROSPECTUS

                               theglobe.com, inc.
                    Common Stock (par value $.001 per share)

                     7,500,000 shares of Common Stock under
                  theglobe.com, inc. 2004 Stock Incentive Plan

         This prospectus relates to the offer and sale from time to time by directors, officers and/or other key employees and consultants, who may be considered our "affiliates," of up to 7,500,000 shares of our Common Stock which have been or may be acquired pursuant to our 2004 Stock Incentive Plan, including 477,337 shares issuable upon exercise of options held as of the date of this prospectus by officers and directors listed on page 34 of this prospectus under "Selling Stockholders." We will not receive any of the proceeds from sales by the Selling Stockholders.

         The Selling Stockholders propose to sell the shares from time to time in transactions occurring either on or off the OTC Bulletin Board (or such other market, if any, on which our Common Stock may be listed or quoted) at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. See "Plan of Distribution."

            The Selling Stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares of those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

         Our Common Stock is traded on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "TGLO.OB." The last reported sale price on October 11, 2004 was $.45 per share.

                            -------------------------

                     THIS OFFERING INVOLVES MATERIAL RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------


                The date of this prospectus is October 11, 2004.

                                TABLE OF CONTENTS

                                                                           PAGE

PROSPECTUS
SUMMARY.....................................................................1

RISK
FACTORS.....................................................................2

FORWARD LOOKING
STATEMENTS..................................................................29

USE OF
PROCEEDS....................................................................30

SELLING
STOCKHOLDERS................................................................30

PLAN OF
DISTRIBUTION................................................................31

DESCRIPTION OF CAPITAL STOCK................................................32

LEGAL
MATTERS.....................................................................32

EXPERTS.....................................................................32

WHERE YOU CAN FIND MORE INFORMATION.........................................32

INCORPORATION BY REFERENCE .................................................33

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated herein by reference to this prospectus.

         As of December 31, 2003, we managed two primary lines of business. One line consists of our historical network of three wholly-owned businesses, each of which specializes in the games business by delivering games information and selling games in the United States and abroad. These businesses are: our print publication Computer Games Magazine; our Computer Games Online website (www.cgonline.com), which is the online counterpart to Computer Games Magazine; and our Chips & Bits, Inc. (www.chipsbits.com) games distribution company. Management of the Company continues to actively explore a number of strategic alternatives for our online and offline game properties, including continuing these operations or selling some or all of these properties.

         The second line of business, which we recently began, is our VoIP telephony services and includes voiceglo Holdings, Inc., a wholly-owned subsidiary, that offers VoIP-based phone service. The term "VoIP", which means "Voice over the Internet Protocol", refers to a category of hardware and software that enables people to use the Internet to make phone calls.

         As of December 31, 2003, our revenue sources were principally from the sale of print advertising in our Computer Games magazine; the sale of video games and related products through Chips & Bits, Inc., our games distribution business; and the sale of our Computer Games magazine through newsstands and subscriptions. Management's intent, going forward, is to devote substantial monetary, management and human resources to our "voiceglo" VoIP business.

         Described below are certain significant transactions and events regarding our company which occurred in the last two years.

         On June 1, 2002, Chairman Michael S. Egan and Director Edward A. Cespedes became our Chief Executive Officer and President, respectively.

         On November 14, 2002, we acquired certain VoIP assets from Brian Fowler (now our Chief Technology Officer) and we are now pursuing opportunities related to this acquisition under the brand name "voiceglo".

         On May 28, 2003, we acquired Direct Partner Telecom, Inc. ("DPT"). DPT was a specialized international communications carrier providing VoIP communications services to emerging countries. We acquired all of the physical assets and intellectual property of DPT and originally planned to continue to operate the company as a subsidiary and engage in the provision of VoIP services to other telephony businesses on a wholesale transactional basis. In the first quarter of 2004 we decided to suspend further wholesale telephony business in DPT and to dedicate the DPT physical and intellectual assets to our developing retail VoIP business.

         In March 2004, we completed a private offering of 333,816 units for a purchase price of $85 per unit (the "PIPE Offering"). Each unit consisted of 100 shares of the Company's Common Stock, and warrants to acquire 50 shares of the Common Stock at an exercise price of $.001 per share. The aggregate number of shares of Common Stock issued in the PIPE Offering was 33,381,647 shares for an aggregate consideration of $28,374,400, or approximately $0.57 per share assuming the exercise of the 16,690,824 warrants. The purpose of the PIPE Offering was to raise funds for use primarily in our developing voiceglo business, including the deployment of networks, website development, marketing, and capital infrastructure expenditures and working capital. We were obligated to file the registration statement, of which the prospectus is a part, pursuant to the terms of PIPE Offering.

         Most of our investors from prior capital raises also elected to register their shares for resale pursuant to the registration statement. The registration statement, which related to the resale of up to approximately 131 million of our shares (including approximately 27 million shares underlying outstanding warrants to acquire our Common Stock), became effective on May 11, 2004.

         On September 1, 2004, we closed on the acquisition of SendTec, Inc., an advertising and direct response marketing services company based in Tampa, Florida (the "SendTec Acquisition"). In exchange for the acquisition of SendTec we paid consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of our common stock, (iii) the issuance of an aggregate of 175,000 shares of our Series H Automatically Converting Preferred Stock (which is convertible into 17,500,000 shares of our common stock), and (iv) a subordinated promissory note in the amount of $1 million. In addition, warrants to acquire shares of common stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million, for the year ending December 31, 2005. The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%).

         Our executive offices are located at 110 East Broward Blvd., Suite 1400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 769-5900.


                                  RISK FACTORS

         This offering and an investment in our securities involves a high degree of risk. Investors should consider each of the risks and uncertainties described in this section and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. Investors may lose all or part of the money paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS GENERALLY

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES.

         Since our inception, we have incurred net losses in each quarter, except the fourth quarter of 2002 where we had net income of approximately $17,000. We expect that we will continue to incur net losses for the foreseeable future. We had net losses of approximately $11 million and $2.6 million for the years ended December 31, 2003 and 2002, respectively, and approximately $10.0 million for the first half of 2004. The principal causes of our losses are likely to continue to be:

         o        costs resulting from the operation of our businesses;

         o        costs relating to entering new business lines;

         o        failure to generate sufficient revenue; and

         o        selling, general and administrative expenses.

         Although we have restructured our businesses, we still expect to continue to incur losses as we develop our VoIP telephony services business and while we explore a number of strategic alternatives for our online and offline games properties, including continuing to operate the properties, acquisition or development of additional businesses or complementary products, selling some or all of the properties or other changes to our business.

OUR ENTRY INTO A NEW LINE OF BUSINESS, AS WELL AS POTENTIAL FUTURE ACQUISITIONS, JOINT VENTURES OR STRATEGIC TRANSACTIONS ENTAILS NUMEROUS RISKS AND UNCERTAINTIES. WE MAY ENTER ADDITIONAL LINES OF BUSINESS.

         We have entered into a new business line, VoIP telephony services. In November 2002, we acquired certain VoIP assets from an entrepreneur in exchange for 1,750,000 warrants to purchase our common stock. On May 28, 2003, we acquired Direct Partner Telecom, Inc. ("DPT"), an international licensed telecommunications carrier then engaged in the purchase and resale of telecommunication services over the Internet. We may also enter into new or different lines of business, as determined by management and our Board of Directors. The acquisitions of VoIP assets and of DPT, as well as any future acquisitions or joint ventures could result, and in some instances have resulted (particularly as it pertains to DPT), in numerous risks and uncertainties, including:

         o potentially dilutive issuances of equity securities, which may be issued at the time of the transaction or in the future if certain performance or other criteria are met or not met, as the case may be. These securities may be freely tradable in the public market or subject to registration rights which could require us to publicly register a large amount of our Common Stock, which could have a material adverse effect on our stock price;

         o diversion of management's attention and resources from our existing businesses;

         o significant write-offs if we determine that the business acquisition does not fit or perform up to expectations;

         o the incurrence of debt and contingent liabilities or impairment charges related to goodwill and other intangible assets;

         o difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies;

         o        the risks of entering a new or different line of business;

         o regulatory and tax risks relating to the new or acquired business;

         o the risks of entering geographic and business markets in which we have no or limited prior experience;

         o the risk that the acquired business will not perform as expected; and

         o        material decreases in short-term or long-term liquidity.

WE DEPEND ON THE CONTINUED GROWTH IN THE USE AND COMMERCIAL VIABILITY OF THE INTERNET.

         Our VoIP telephony services business and games properties are substantially dependent upon the continued growth in the general use of the Internet. Internet and electronic commerce growth may be inhibited for a number of reasons, including:

         o        inadequate network infrastructure;

         o        security and authentication concerns;

         o        inconsistent quality of service;

         o        inadequate availability of cost-effective, high-speed service;
                  and

         o        inadequate bandwidth availability.

         As web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. Websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, web usage, as well as usage of our services, could grow more slowly or decline. Also, the Internet's commercial viability may be significantly hampered due to:

         o delays in the development or adoption of new operating and technical standards and performance improvements required to handle increased levels of activity;

         o        increased government regulation;

         o        potential governmental taxation of such services; and

         o insufficient availability of telecommunications services which could result in slower response times and adversely affect usage of the Internet.

WE MAY FACE INCREASED GOVERNMENT REGULATION, TAXATION AND LEGAL UNCERTAINTIES IN OUR INDUSTRY, WHICH COULD HARM OUR BUSINESS.

         There are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet and telecommunications. In addition, a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations may be adopted with respect to the Internet relating to, among other things, fees and taxation of VoIP telephony services, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. Changes in tax laws relating to electronic commerce could materially affect our business, prospects and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet or VoIP telephony services, may impose additional burdens on electronic commerce or may alter how we do business. This could decrease the demand for our existing or proposed services, increase our cost of doing business, increase the costs of products sold through the Internet or otherwise have a material adverse effect on our business, plans, prospects, results of operations and financial condition.

         Our ability to offer VoIP services outside the U.S. is also subject to the local regulatory environment, which may be complicated and often uncertain. Regulatory treatment of Internet telephony outside the United States varies from country to country.

WE RELY ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

         We regard substantial elements of our websites and underlying technology, as well as certain assets relating to our VoIP business and other opportunities we are investigating, as proprietary and attempt to protect them by relying on intellectual property laws and restrictions on disclosure. We also generally enter into confidentiality agreements with our employees and consultants. In connection with our license agreements with third parties, we generally seek to control access to and distribution of our technology and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Thus, we cannot assure you that the steps taken by us will prevent misappropriation or infringement of our proprietary information, which could have an adverse effect on our business. In addition, our competitors may independently develop similar technology, duplicate our products, or design around our intellectual property rights.

         We pursue the registration of our trademarks in the United States and internationally. We are also seeking patent protection for certain VoIP assets which we acquired or which we have developed. However, effective intellectual property protection may not be available in every country in which our services are distributed or made available through the Internet. Policing unauthorized use of our proprietary information is difficult. Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are also uncertain and still evolving. We cannot assure you about the future viability or value of any of our proprietary rights.

         Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. However, we may not have sufficient funds or personnel to adequately litigate or otherwise protect our rights. Furthermore, we cannot assure you that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us, including claims related to providing hyperlinks to websites operated by third parties or providing advertising on a keyword basis that links a specific search term entered by a user to the appearance of a particular advertisement. Moreover, from time to time, third parties may assert claims of alleged infringement by us of their intellectual property rights. Any litigation claims or counterclaims could impair our business because they could:

         o        be time-consuming;

         o        result in significant costs;

         o        subject us to significant liability for damages;

         o        result in invalidation of our proprietary rights;

         o        divert management's attention;

         o        cause product release delays; or

         o require us to redesign our products or require us to enter into royalty or licensing agreements that may not be available on terms acceptable to us, or at all.

         We license from third parties various technologies incorporated into our sites. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Additionally, we cannot assure you that the third parties from which we license our technology will be able to defend our proprietary rights successfully against claims of infringement. As a result, our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology can be identified, licensed and integrated.

         The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, any or all of which may dilute the strength of our names. We may not acquire or maintain our domain names in all of the countries in which our websites may be accessed, or for any or all of the top-level domain names that may be introduced. The relationship between regulations governing domain names and laws protecting proprietary rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY BE UNSUCCESSFUL IN ESTABLISHING AND MAINTAINING BRAND AWARENESS; BRAND IDENTITY IS CRITICAL TO OUR COMPANY.

         Our success in the Internet telephony market will depend on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Many of our competitors in the Internet telephony services market are larger than us and have substantially greater financial resources. Additionally, many of the companies offering VoIP services have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in the VoIP market.

         If we fail to promote and maintain our various brands or our games properties' brand values are diluted, our businesses, operating results, financial condition, and our ability to attract buyers for the games properties could be materially adversely affected. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE.

         Due to our significant change in operations, including the entry into a new line of business, our historical quarterly operating results are not necessarily reflective of future results. The factors that will cause our quarterly operating results to fluctuate in the future include:

         o        acquisitions of new businesses or sales of our assets;

         o        declines in the number of sales or technical employees;

         o        the level of traffic on our websites;

         o the overall demand for Internet telephony services, print advertising and electronic commerce;

         o the addition or loss of VoIP customers, advertisers on our games properties and electronic commerce partners on our websites;

         o        overall usage and acceptance of the Internet;

         o seasonal trends in advertising and electronic commerce sales and member usage in our games businesses;

         o        other costs relating to the maintenance of our operations;

         o        the restructuring of our business;

         o failure to generate significant revenues and profit margins from new products and services; and

         o competition from others providing services similar to those of ours.

OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT. OUR INEXPERIENCE IN THE INTERNET TELEPHONY BUSINESS WILL MAKE FINANCIAL FORECASTING EVEN MORE DIFFICULT.

         We have a limited operating history for you to use in evaluating our prospects and us. Our prospects should be considered in light of the risks encountered by companies operating in new and rapidly evolving markets like ours. We may not successfully address these risks. For example, we may not be able to:

         o        maintain levels of user traffic on our e-commerce websites;

         o        attract customers to our VoIP telephony service;

         o maintain or increase sponsorship revenues for our games magazine;

         o adapt to meet changes in our markets and competitive developments; and

         o        identify, attract, retain and motivate qualified personnel.

OUR MANAGEMENT TEAM IS INEXPERIENCED IN THE MANAGEMENT OF A PUBLIC COMPANY.

         Only our Chairman has had experience managing a large operating company. Accordingly, we cannot assure you that:

         o our key employees will be able to work together effectively as a team;

         o we will be able to retain the remaining members of our management team;

         o        we will be able to hire, train and manage our employee base;

         o our systems, procedures or controls will be adequate to support our operations; and

         o our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.

WE DEPEND ON HIGHLY QUALIFIED TECHNICAL AND MANAGERIAL PERSONNEL.

         Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical expertise and managerial personnel necessary to operate our businesses. We may need to give retention bonuses and stock incentives to certain employees to keep them, which can be costly to us. We may be unable to attract, assimilate or retain highly qualified technical and managerial personnel in the future. Wages for managerial and technical employees are increasing and are expected to continue to increase in the future. We have from time to time in the past experienced, and could continue to experience in the future if we need to hire any additional personnel, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, we may have difficulty attracting qualified employees due to our restructuring in 2000 and 2001, financial position and scaling down of operations. Also, we may have difficulty attracting qualified employees to work in the geographically remote location in Vermont of Chips & Bits, Inc. and Strategy Plus, Inc. If we were unable to attract and retain the technical and managerial personnel necessary to support and grow our businesses, our businesses would likely be materially and adversely affected.

OUR OFFICERS, INCLUDING OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER AND PRESIDENT HAVE OTHER INTERESTS AND TIME COMMITMENTS; WE HAVE CONFLICTS OF INTEREST WITH SOME OF OUR DIRECTORS; ALL OF OUR DIRECTORS ARE EMPLOYEES OR STOCKHOLDERS OF THE COMPANY OR AFFILIATES OF OUR LARGEST STOCKHOLDER.

         Because our Chairman and Chief Executive Officer, Mr. Michael Egan, is an officer or director of other companies, we have to compete for his time. Mr. Egan became our Chief Executive Officer effective June 1, 2002. Mr. Egan is also the controlling investor of Dancing Bear Investments, Inc., an entity controlled by Mr. Egan, which is our largest stockholder. Mr. Egan has not committed to devote any specific percentage of his business time with us. Accordingly, we compete with Dancing Bear Investments, Inc. and Mr. Egan's other related entities for his time.

         Our President and Director, Mr. Edward A. Cespedes, is also an officer or director of other companies. Accordingly, we must compete for his time. Mr. Cespedes is an officer or director of various privately held entities and is also affiliated with Dancing Bear Investments.

         Our Vice President of Finance and Director, Ms. Robin Lebowitz is also affiliated with Dancing Bear Investments. She is also an officer or director of other companies or entities controlled by Mr. Egan and Mr. Cespedes.

         Due to the relationships with his related entities, Mr. Egan will have an inherent conflict of interest in making any decision related to transactions between the related entities and us. We intend to review related party transactions in the future on a case-by-case basis.

WE RELY ON THIRD PARTY OUTSOURCED HOSTING FACILITIES OVER WHICH WE HAVE LIMITED CONTROL.

         Our principal servers are located in Florida and New York at third party outsourced hosting facilities. Our operations depend on the ability to protect our systems against damage from unexpected events, including fire, power loss, water damage, telecommunications failures and vandalism. Any disruption in our Internet access could have a material adverse effect on us. In addition, computer viruses, electronic break-ins or other similar disruptive problems could also materially adversely affect our businesses. Our reputation, theglobe.com brand and the brands of our VoIP services business and game properties could be materially and adversely affected by any problems experienced by our sites or our supporting VoIP network. We may not have insurance to adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary off-site systems or a formal disaster recovery plan.

HACKERS MAY ATTEMPT TO PENETRATE OUR SECURITY SYSTEM; ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

         Consumer and supplier confidence in our businesses depends on maintaining relevant security features. Substantial or ongoing security breaches on our systems or other Internet-based systems could significantly harm our business. We incur substantial expenses protecting against and remedying security breaches. Security breaches also could damage our reputation and expose us to a risk of loss or litigation. Experienced programmers or "hackers" have successfully penetrated our systems and we expect that these attempts will continue to occur from time to time. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services, we may have to expend significant capital and resources to protect against or to alleviate problems caused by these hackers. Additionally, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such security breaches could materially adversely affect our company. In addition, the transmission of computer viruses resulting from hackers or otherwise could expose us to significant liability. Our insurance may not be adequate to reimburse us for losses caused by security breaches. We also face risks associated with security breaches affecting third parties with whom we have relationships.

WE MAY BE EXPOSED TO LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.

         Users may access content on our websites or the websites of our distribution partners or other third parties through website links or other means, and they may download content and subsequently transmit this content to others over the Internet. This could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright infringement, trademark infringement or the wrongful actions of third parties. Other theories may be brought based on the nature, publication and distribution of our content or based on errors or false or misleading information provided on our websites. Claims have been brought against online services in the past and we have received inquiries from third parties regarding these matters. The claims could be material in the future.

WE MAY BE EXPOSED TO LIABILITY FOR PRODUCTS OR SERVICES SOLD OVER THE INTERNET, INCLUDING PRODUCTS AND SERVICES SOLD BY OTHERS.

         We enter into agreements with commerce partners and sponsors under whom we are entitled to receive a share of any revenue from the purchase of goods and services through direct links from our sites. We sell products directly to consumers which may expose us to additional legal risks, regulations by local, state, federal and foreign authorities and potential liabilities to consumers of these products and services, even if we do not ourselves provide these products or services. We cannot assure you that any indemnification that may be provided to us in some of these agreements with these parties will be adequate. Even if these claims do not result in our liability, we could incur significant costs in investigating and defending against these claims. The imposition of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to liability. Those measures may require the expenditure of substantial resources and limit the attractiveness of our services. Additionally, our insurance policies may not cover all potential liabilities to which we are exposed.

WE ARE INVOLVED IN SECURITIES CLASS ACTION LITIGATION.

         We are a party to the securities class action litigation described in
Note 9 to the Consolidated Financial Statements - "Commitments and Contingencies". The defense of the litigation may increase our expenses and will occupy management's attention and resources, and an adverse outcome in this litigation could materially adversely affect us.

WE MAY HAVE TO TAKE ACTIONS TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT.

         Under the Investment Company Act of 1940 (the "1940 Act"), a company meeting the definition of an "investment company" is subject to various stringent legal requirements on its operations. A company can become subject to the 1940 Act if, among other reasons, it owns investment securities with a value exceeding 40 percent of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless a particular exemption of safe harbor applies. Although we are not currently subject to the 1940 Act, at some point in the future the percentage of our assets which consist of investment securities may exceed 40 percent of the value of its total assets on an unconsolidated basis. Rule 3a-2 of the 1940 Act provides a temporary exemption from registration under the 1940 Act, for up to one year, for companies that have a bona fide intent to engage, as soon as reasonably possible, in business other than investing, reinvesting, owning, holding or trading in securities ("transient investment companies"). If, due to future sales of our assets or changes in the value of our existing assets, we become subject to the 1940 Act, we intend to take all actions that would allow reliance on the one-year exemption for "transient investment companies", including a resolution by the Board of Directors that we have a bona fide intent to engage, as soon as reasonably possible, in business other than investing, reinvesting, owning, holding or trading in securities. After the one-year period, we would be required to comply with the 1940 Act unless our operations and assets result in us no longer meeting the definition of Investment Company.

RISKS RELATING TO OUR VOICE OVER THE INTERNET BUSINESS

THE VOIP MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND WE WILL NEED TO DEPEND ON NEW PRODUCT INTRODUCTIONS AND INNOVATIONS IN ORDER TO ESTABLISH, MAINTAIN AND GROW OUR BUSINESS.

         VoIP is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advances. To enter and compete successfully in this emerging market, we must continually design, develop, manufacture, and sell new and enhanced VoIP products and services that provide increasingly higher levels of performance and reliability at lower costs. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing and selling such products and services will depend on a variety of factors, including:

         o        the identification of market demand for new products;

         o access to sufficient capital to complete our development efforts;

         o        product and feature selection;

         o        timely implementation of product design and development;

         o        product performance;

         o        cost-effectiveness of products under development;

         o        securing effective manufacturing processes; and

         o        success of promotional efforts.

         Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner or if such new or enhanced products do not achieve sufficient market acceptance, our operating results will suffer and our business will not grow.

OUR ABILITY AND PLANS TO PROVIDE TELECOMMUNICATION SERVICES AT ATTRACTIVE RATES ARISE IN LARGE PART FROM THE FACT VOIP SERVICES ARE NOT CURRENTLY SUBJECT TO THE SAME REGULATION AS TRADITIONAL TELEPHONY.

         Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying charges that traditional telephone companies must pay. Many traditional telephone operators are lobbying the Federal Communications Commission (FCC) and the states to regulate VoIP on the same or similar basis as traditional telephone services. The FCC and several states are examining this issue.

         If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act, or provision of enhanced 911 services could also place a significant financial burden on us. The imposition of any such additional fees, charges, taxes, licenses and regulations on VoIP services could materially increase our costs and may reduce or eliminate the competitive pricing advantage we seek to enjoy.

THE INTERNET TELEPHONY BUSINESS IS HIGHLY COMPETITIVE AND ALSO COMPETES WITH TRADITIONAL AND CELLULAR TELEPHONY PROVIDERS.

         The long distance telephony market and the Internet telephony market are highly competitive. There are several large and numerous small competitors and we expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, quality of service, breadth of geographic presence, customer service, reliability, network size and capacity, and the availability of enhanced communications services. Our competitors include major and emerging telecommunications carriers in the U.S. and abroad. Financial difficulties in the past several years of many telecommunications providers are rapidly altering the number, identity and competitiveness of the marketplace. Many of the competitors for our current and planned VoIP service offerings have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which could hinder our ability to market our voice services.

         During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. All major telecommunications companies, including entities like AT&T, Sprint and MCI, as well as ITXC, iBasis, Net2Phone and deltathree.com either presently or potentially route traffic to destinations worldwide and compete or can compete directly with us. Other Internet telephony service providers focus on a retail customer base and compete with us. These companies may offer the kinds of voice services we currently offer or intend to offer in the future. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors. A number of cable operators have also begun to offer VoIP telephony services via cable modems which provide access to the Internet. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet. We also compete with cellular telephony providers.

WE ARE UNABLE TO PREDICT THE VOLUME OF USAGE AND OUR CAPACITY NEEDS FOR OUR VOIP BUSINESS; DISADVANTAGEOUS CONTRACTS WOULD REDUCE OUR OPERATING MARGINS.

         We have entered into a number of, and may have to enter into additional, long-term agreements (generally from one to five years) for leased communications transmission capacity with various carriers. Many of these agreements have minimum use requirements pursuant to which we are able to negotiate lower overall per minute usage rates assuming the utilization of all of such minutes. To the extent that we have overestimated (or in the future overestimate) our call volume, we are obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenue. Our minimum commitments under existing carrier agreements presently greatly exceed our actual usage. Conversely, in the future, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity through more expensive means or such capacity may not be available. As a result our margins could be reduced and our business, financial condition and results of operations could be materially and adversely affected.

         We have also entered into a contract with a supplier to purchase a minimum number of telephony handsets, and may enter into similar arrangements with other suppliers for other equipment related to our VoIP services. In general, we can achieve better per unit pricing for such equipment if we enter into larger commitments. To the extent we overestimate our needs for and enter into binding agreements to purchase such equipment, we may be obligated to buy more of such equipment than we can reasonably use in our business in the foreseeable future, if at all. In the event that we are not able to sell our telephony equipment in sufficient quantities and at sufficient prices, charges related to potential excess inventory commitments and write-downs in the value of our telephony inventory assets may be required in future periods.

PRICING PRESSURES AND INCREASING USE OF VOIP TECHNOLOGY MAY LESSEN OUR COMPETITIVE PRICING ADVANTAGE.

         One of the main competitive advantages of our current and planned VoIP service offerings is the ability to provide discounted local and long distance telephony services by taking advantage of cost savings achieved by carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. In recent years, the price of telephone service has fallen. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by other communications carriers. Many carriers have adopted pricing plans such that the rates that they charge are not always substantially higher than the rates that VoIP providers charge for similar service. In addition, other providers of long distance services are offering unlimited or nearly unlimited use of some of their services for increasingly lower monthly rates.

IF WE DO NOT DEVELOP AND MAINTAIN SUCCESSFUL PARTNERSHIPS FOR VOIP PRODUCTS, WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET ANY OF OUR VOIP PRODUCTS.

         We have entered into the VoIP market and our success is partly dependent on our ability to forge marketing, engineering and carrier partnerships. VoIP communication systems are extremely complex and no single company possesses all the technology components needed to build a complete end to end solution. We will likely need to enter into partnerships to augment our development programs and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our operations and product development. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business.

THE FAILURE OF VOIP NETWORKS TO MEET THE RELIABILITY AND QUALITY STANDARDS REQUIRED FOR VOICE COMMUNICATIONS COULD RENDER OUR PRODUCTS OBSOLETE.

         Circuit-switched telephony networks feature very high reliability, with a guaranteed quality of service. In addition, such networks have imperceptible delay and consistently satisfactory audio quality. Emerging VoIP networks will not be a viable alternative to traditional circuit switched telephony unless they can provide reliability and quality consistent with these standards.

ONLINE CREDIT CARD FRAUD CAN HARM OUR BUSINESS.

         The sale of our products and services over the Internet exposes us to credit card fraud risks. Many of our products and services, including our VoIP services, can be ordered or established (in the case of new accounts) over the Internet using a major credit card for payment. As is prevalent in retail telecommunications and Internet services industries, we are exposed to the risk that some of these credit card accounts are stolen or otherwise fraudulently obtained. In general, we are not able to recover fraudulent credit card charges from such accounts. In addition to the loss of revenue from such fraudulent credit card use, we also remain liable to third parties whose products or services are engaged by us (such as termination fees due telecommunications providers) in connection with the services which we provide. In addition, depending upon the level of credit card fraud we experience, we may become ineligible to accept the credit cards of certain issuers. We are currently authorized to accept Discover, together with Visa and MasterCard (which are both covered by a single merchant agreement with us). Visa/MasterCard constitutes the primary credit card used by our customers. The loss of eligibility for acceptance of Visa/MasterCard could significantly and adversely affect our business. We have recently updated our fraud controls and will attempt to manage fraud risks through our internal controls and our monitoring and blocking systems. If those efforts are not successful, fraud could cause our revenue to decline significantly and our business, financial condition and results of operations to be materially and adversely affected.

RISKS RELATING TO OUR HISTORICAL BUSINESS

THE MARKET SITUATION CONTINUES TO BE A CHALLENGE FOR CHIPS & BITS DUE TO ADVANCES IN CONSOLE AND ONLINE GAMES, WHICH HAVE LOWER MARGINS AND TRADITIONALLY LESS SALES LOYALTY TO CHIPS & BITS.

         Our subsidiary, Chips & Bits, Inc. depends on major releases in the Personal Computer (PC) market for the majority of sales and profits. The game industry's focus on X-Box, Playstation and GameCube has dramatically reduced the number of major PC releases, which resulted in significant declines in revenues and gross margins for Chips & Bits. Because of the large installed base of personal computers, revenue and gross margin percentages may fluctuate with changes in the PC game market. However, we are unable to predict when, if ever, there will be a turnaround in the PC game market.

         In addition, many companies involved in the games market may be acquired by, receive investments from, or enter into commercial relationships with larger, well-established and well-financed companies. As a result of this highly fragmented and competitive market, consolidations and strategic ventures may continue in the future.

WE HAVE HISTORICALLY RELIED SUBSTANTIALLY ON ONLINE AND PRINT ADVERTISING REVENUES. THE ONLINE AND PRINT ADVERTISING MARKETS HAVE SIGNIFICANTLY DECLINED.

         We historically derived a substantial portion of our revenues from the sale of advertisements on our website and in our magazine Computer Games Magazine. Our business model and revenues were highly dependent on the amount of traffic on our websites, our ability to properly monetize website traffic and on the print circulation of our Computer Games magazine. Print and online advertising have dramatically decreased since the middle of 2000, and may continue to decline, which could continue to have a material effect on us. Many advertisers have been experiencing financial difficulties which could materially impact our revenues and our ability to collect our receivables. For these reasons, we cannot assure you that our current advertisers will continue to purchase advertisements from our games properties.

WE MAY BE MATERIALLY ADVERSELY AFFECTED IF ELECTRONIC COMMERCE DOES NOT BECOME A VIABLE SOURCE OF SIGNIFICANT REVENUES OR PROFITS.

         In February 2000, we acquired Chips & Bits, Inc., a direct marketer of video games and related products over the Internet. However, we have limited experience in the sale of products online as compared to many of our competitors and the development of relationships with manufacturers and suppliers of these products. In addition, the closing of our community site and our small business web-hosting site adversely affected our electronic commerce due to the loss of traffic referred by those sites to the Chips & Bits website. We also face many uncertainties, which may affect our ability to generate electronic commerce revenues and profits, including:

         o our ability to obtain new customers at a reasonable cost, retain existing customers and encourage repeat purchases;

         o the likelihood that both online and retail purchasing trends may rapidly change;

         o        the level of product returns;

         o        merchandise shipping costs and delivery times;

         o        our ability to manage inventory levels;

         o        our ability to secure and maintain relationships with vendors;
                  and

         o the possibility that our vendors may sell their products through other sites.

         If use of the Internet for electronic commerce does not continue to grow, our business and financial condition would be materially and adversely affected.

INTENSE COMPETITION FOR ELECTRONIC COMMERCE REVENUES HAS RESULTED IN DOWNWARD PRESSURE ON GROSS MARGINS.

         Due to the ability of consumers to easily compare prices of similar products or services on competing websites and consumers' potential preference for competing website's user interface, gross margins for electronic commerce transactions, which are narrower than for advertising businesses, may further narrow in the future and, accordingly, our revenues and profits from electronic commerce arrangements may be materially and adversely affected.

OUR ELECTRONIC COMMERCE BUSINESS MAY RESULT IN SIGNIFICANT LIABILITY CLAIMS AGAINST US.

         Consumers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. Consumers are also increasingly seeking to impose liability on game manufacturers and distributors based upon the content of the games and the alleged affect of such content on behavior. Some of our agreements with manufacturers contain provisions intended to limit our exposure to liability claims. However, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claims, whether or not successful, could seriously damage our reputation and our business.

RISKS RELATING TO OUR COMMON STOCK

THE VOLUME OF SHARES AVAILABLE FOR FUTURE SALE IN THE OPEN MARKET COULD DRIVE DOWN THE PRICE OF OUR STOCK OR KEEP OUR STOCK PRICE FROM IMPROVING, EVEN IF OUR FINANCIAL PERFORMANCE IMPROVES.

         As of October 6, 2004, we had issued and outstanding approximately 156 million shares, of which approximately 30.9 million shares were freely tradeable over the public markets. There is limited trading volume in our shares and we are now traded only in the over-the-counter market. On April 16, 2004, we filed a registration statement relating to the potential resale of up to approximately 131 million of our shares (including approximately 27 million shares underlying outstanding warrants to acquire our Common Stock), of which approximately 5.7 million shares have been sold as of October 6, 2004. The registration statement became effective on May 11, 2004. Sales of significant amounts of Common Stock in the public market in the future, the perception that sales will occur or the registration of additional shares pursuant to existing contractual obligations could materially and adversely drive down the price of our stock. In addition, such factors could adversely affect the ability of the market price of the Common Stock to increase even if our business prospects were to improve. Substantially all of our stockholders holding restricted securities, including shares issuable upon the exercise of warrants to purchase our Common Stock, have registration rights under various conditions. Also, we may issue additional shares of our common stock or other equity instruments which may be convertible into common stock at some future date, which could further adversely affect our stock price.

         In addition, as of October 6, 2004, there were outstanding options to purchase approximately 15,244,000 shares of our Common Stock, which become eligible for sale in the public market from time to time depending on vesting and the expiration of lock-up agreements. The issuance of shares upon exercise of these options is registered under the Securities Act and consequently, subject to certain volume restrictions as to shares issuable to executive officers, will be freely tradable.

OUR CHAIRMAN MAY CONTROL US.

         Michael S. Egan, our Chairman and Chief Executive Officer, beneficially owns or controls, directly or indirectly, approximately 87.7 million shares of our Common Stock as of October 6 2004, which in the aggregate represents approximately 50% of the outstanding shares of our Common Stock (treating as outstanding for this purpose the shares of Common Stock issuable upon exercise of the options and warrants owned by Mr. Egan or his affiliates). Accordingly, Mr. Egan would likely be able to exercise significant influence over, if not control, any stockholder vote.

DELISTING OF OUR COMMON STOCK MAKES IT MORE DIFFICULT FOR INVESTORS TO SELL SHARES. THIS MAY POTENTIALLY LEAD TO FUTURE MARKET DECLINES.

         The shares of our Common Stock were delisted from the NASDAQ national market in April 2001 and are now traded in the over-the-counter market on what is commonly referred to as the electronic bulletin board or "OTCBB". As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. The trading volume of our shares has dramatically declined since the delisting. In addition, we are now subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of stockholders to sell the securities in the secondary market.

         The delisting has made trading our shares more difficult for investors, potentially leading to further declines in share price and making it less likely our stock price will increase. It has also made it more difficult for us to raise additional capital. We may also incur additional costs under state blue-sky laws if we sell equity due to our delisting.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF
CONTROL.

         Provisions of our charter, by-laws and stockholder rights plan and provisions of applicable Delaware law may:

         o have the effect of delaying, deferring or preventing a change in control of our company;

         o discourage bids of our Common Stock at a premium over the market price; or

         o adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.

         Certain Delaware laws could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless various conditions are met. In addition, provisions of our charter and by-laws, and the significant amount of Common Stock held by our current and former executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. In addition, the employment contracts of our Chairman, CEO and Vice President of Finance provide for substantial lump sum payments ranging from 2 (for the Vice President) to 10 times (for each of the Chairman and CEO) of their respective average combined salaries and bonuses (together with the continuation of various benefits for extended periods) in the event of their termination without cause or a termination by the executive for "good reason", which is conclusively presumed in the event of a "change-in-control" (as such terms are defined in such agreements).

OUR STOCK PRICE IS VOLATILE.

         The trading price of our Common Stock has been volatile and may continue to be volatile in response to various factors, including:

         o the performance and public acceptance of our new product lines;

         o entrance into new lines of business, including acquisitions of businesses;

         o        quarterly variations in our operating results;

         o        competitive announcements;

         o        sales of any of our remaining games properties;

         o the operating and stock price performance of other companies that investors may deem comparable to us; and

         o        news relating to trends in our markets.

         The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Our stock is also more volatile due to the limited trading volume.

RISKS RELATED TO THEGLOBE.COM'S ACQUISITION OF SENDTEC

OUR LIQUIDITY MAY DECREASE AS A RESULT OF THE SENDTEC ACQUISITION.

         As part of the consideration for the SendTec acquisition, theglobe.com paid $6.0 million in cash and issued a subordinated promissory note for $1.0 million, due one year after the closing, to the SendTec shareholders. As a result of the acquisition, our liquidity is dependent upon the sufficiency of the cash acquired from SendTec in the acquisition, of approximately $3 million, plus cash flow anticipated to be generated internally by SendTec subsequent to the acquisition. If cash flow generated by SendTec, on a short-term and long-term basis, does not meet our expectations, our liquidity may permanently decrease and our financial condition may be adversely affected. In addition, the Preferred Stock issued as part of the Merger may under certain limited circumstances be converted by the holders thereof into a promissory note due in one lump sum on the later of the first anniversary of the date of issuance and December 31, 2005. In such limited circumstances, the Preferred Stock may be converted into a promissory note based upon the then Fair Market Value, as defined, of our Common Stock (but not greater than $0.83 per share). If all remaining Preferred Stock were so converted at the maximum conversion rate, the maximum principal amount of the Note would be $14.5 million. Our liquidity would be adversely affected by any such conversion and we would likely need to raise significant capital. Our financial condition may also be adversely affected.

THE ANTICIPATED BENEFITS OF THE SENDTEC ACQUISITION MAY NOT BE REALIZED.

         The success of the acquisition will depend, in part, on theglobe.com's ability to realize the benefits of enhanced resources, growth opportunities and other synergies of combining with SendTec and to effectively leverage the SendTec marketing and technical resources following the merger. The merger involves risks related to the integration, management, and retention of acquired client relationships, operations and personnel. Integration of the businesses will be complex, time-consuming and may disrupt the combined company's businesses if not completed in a timely and efficient manner. Some of the difficulties that the combined company may encounter include:

         o diversion of management's attention from other business concerns;
         o        inability to use the acquired resources effectively; and
         o demonstrating to the combined company's customers, vendors and partners that the acquisition will not result in adverse changes to their relationships.

         If management focuses too much time, money and effort to integrate and utilize SendTec's resources to improve theglobe's VOIP telephony business, the operations and profitability of SendTec's traditional business may suffer.

THE MARKET PRICE OF THEGLOBE.COM'S COMMON STOCK MAY DECLINE AS A RESULT OF THE SENDTEC ACQUISITION.

The market price of theglobe.com's stock may decline as a result of the merger if:

         o integration of theglobe.com and SendTec is unsuccessful or is delayed;
         o the combined company does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by investors; or
         o the effect of the acquisition on the combined company's financial results or condition is not consistent with the expectations of financial investors.
         o The dilution in shareholder ownership related to the issuance of shares of theglobe.com's common stock in connection with the acquisition is perceived negatively by investors.

         The market price of theglobe.com's common stock could also decline as a result of unforeseen factors related to the acquisition.

OUR NET OPERATING LOSS CARRY FORWARDS MAY BE FURTHER LIMITED DUE TO THE SENDTEC ACQUISITION.

         As of December 31, 2003, theglobe.com had net operating loss carryforwards available for U.S. and foreign tax purposes of approximately $144 million. These carryforwards expire through 2023. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Due to the change on our ownership interests in August 1997 and May 1999 and the Company's recently completed private offering in March 2004 (together with the exercise and conversion of various securities in connection with such private offering), as defined in the internal Revenue Code of 1986, as amended, the Company may have substantially limited or eliminated the availability of its net operating loss carryforwards. The ownership change related to the shares of theglobe.com's common stock issued in connection with the SendTec acquisition may have a further negative impact upon theglobe.com's ability to utilize its net operating loss carryforwards. There can be no assurance that the Company wil be able to avail itself of any net operating loss carryforwards in the future.

WE COULD BE ADVERSELY AFFECTED BY AN IMPAIRMENT OF A SIGNIFICANT AMOUNT OF GOODWILL AND/OR INTANGIBLE ASSETS ON OUR BALANCE SHEET.

         Our acquisition of SendTec has resulted in the recording of a significant amount of goodwill and/or intangible assets on our balance sheet. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate on a regular basis whether events and circumstances indicate that some or all of the carrying value of goodwill and/or intangible assets are no longer recoverable, in which case we would write off the unrecoverable portion as a charge to our earnings.

RISKS RELATED TO SENDTEC'S BUSINESS

ANY DECREASE IN DEMAND FOR SENDTEC'S ONLINE MARKETING SERVICES COULD SUBSTANTIALLY REDUCE SENDTEC'S REVENUES.

         To date, a substantial portion of SendTec's revenues have been derived from Internet advertising. SendTec expects that online advertising will continue to account for a substantial portion of its revenues in the future. However, SendTec's revenues from Internet advertising may decrease in the future for a number of reasons, including the following:

         o the rate at which Internet users click on advertisements or take action in response to an advertisement has always been low and could decline as the volume of Internet advertising increases;

         o Internet users can install software programs that allow them to prevent advertisements from appearing on their screens or block the receipt of emails;

         o advertisers may prefer an alternative Internet advertising format, product or service which SendTec might not offer at that time; and

         o SendTec may be unable to make the transition to new Internet advertising formats preferred by advertisers.

IF SENDTEC'S PRICING MODELS ARE NOT ACCEPTED BY SENDTEC'S ADVERTISER CLIENTS, SENDTEC COULD LOSE CLIENTS AND SENDTEC'S REVENUES COULD DECLINE.

         Most of SendTec's services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay SendTec if SendTec provides the results they specify. These results-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which the fee is based on the number of times the advertisement is shown without regard to effectiveness. SendTec's ability to generate significant revenues from advertisers will depend, in part, on its ability to demonstrate the effectiveness of its primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model.

         Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among these alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with SendTec's business model or SendTec's technology. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for SendTec to project the levels of advertising revenues or the margins that SendTec, or the Internet advertising industry in general, will realize in the future. If advertisers do not understand the benefits of SendTec's pricing models, then the market for SendTec's services may decline or develop more slowly than SendTec expects, which may limit SendTec's ability to grow its revenues or cause its revenues to decline.

SENDTEC DEPENDS ON A LIMITED NUMBER OF CLIENTS FOR A SIGNIFICANT PERCENTAGE OF SENDTEC'S REVENUES, AND THE LOSS OF ONE OR MORE OF THESE ADVERTISERS COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

         For the six months ended June 30, 2004 and for the year ended December 31, 2003, revenues from SendTec's three largest clients accounted for 71% and 53% of SendTec's total revenues, respectively. SendTec believes that a limited number of clients will continue to be the source of a substantial portion of its revenues for the foreseeable future. Key factors in maintaining SendTec's relationships with these clients include its performance on individual campaigns, the strength of its professional reputation and the relationships of its key executives with client personnel. To the extent that SendTec's performance does not meet client expectations, or SendTec's reputation or relationships with one or more major clients are impaired, SendTec's revenues could decline and its operating results could be adversely affected.

ANY LIMITATION ON SENDTEC'S USE OF DATA DERIVED FROM SENDTEC'S CLIENTS' ADVERTISING CAMPAIGNS COULD SIGNIFICANTLY DIMINISH THE VALUE OF SENDTEC'S SERVICES AND CAUSE US TO LOSE CLIENTS AND REVENUES.

         When an individual visits SendTec's clients' websites, SendTec uses technologies, including cookies and web beacons, to collect information such as the user's IP address, advertisements delivered by SendTec that have been viewed by the user and responses by the user to such advertisements. SendTec aggregates and analyzes this information to determine the placement of advertisements across SendTec's affiliate network of advertising space. Although the data SendTec collects from campaigns of different clients, once aggregated, are not identifiable, SendTec's clients might decide not to allow SendTec to collect some or all of this data or might limit SendTec's use of this data. Any limitation on SendTec's ability to use such data could make it more difficult for SendTec to deliver online marketing programs that meet client demands.

         In addition, although SendTec's contracts generally permit SendTec to aggregate data from advertising campaigns, SendTec's clients might nonetheless request that SendTec discontinue using data obtained from their campaigns that have already been aggregated with other clients' campaign data. It would be difficult, if not impossible, to comply with these requests, and such requests could result in significant expenditures of resources. Interruptions, failures or defects in SendTec's data collection, mining and storage systems, as well as privacy concerns regarding the collection of user data, could also limit SendTec's ability to aggregate and analyze data from its clients' advertising campaigns. If that happens, SendTec may lose clients and its revenues may decline.

THE INTERNET ADVERTISING INDUSTRY COULD BE ADVERSELY AFFECTED BY GENERAL ECONOMIC DOWNTURNS, CATASTROPHIC EVENTS OR DECLINES OR DISRUPTIONS IN INDUSTRIES THAT ADVERTISE HEAVILY ON THE INTERNET.

         The Internet advertising industry is sensitive to both general economic and business conditions and to specific events, such as acts of terrorism. In addition, Internet advertising spending can be affected by the condition of industries that advertise heavily on the Internet such as the financial services, travel and entertainment industries. Some of these industries tend to be sensitive to event-driven disruptions such as government regulation, war, terrorism, disease, natural disasters and other significant events. A general decline in economic conditions or disruptions in specific industries characterized by heavy spending on Internet advertising, could cause a decline in Internet advertising expenditures which could in turn cause a decline in SendTec's revenues.

IF THE MARKET FOR INTERNET ADVERTISING FAILS TO CONTINUE TO DEVELOP, SENDTEC'S REVENUES AND SENDTEC'S OPERATING RESULTS COULD BE HARMED.

         SendTec's future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain. Many of SendTec's current or potential advertiser clients have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success and evaluating new advertising products and services. Such clients may find Internet advertising to be less effective for promoting their products and services than traditional advertising media. SendTec cannot assure you that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than SendTec expects, SendTec's revenues and business could be harmed.

SENDTEC DEPENDS ON ONLINE PUBLISHERS FOR ADVERTISING SPACE TO DELIVER SENDTEC'S CLIENTS' ADVERTISING CAMPAIGNS, AND ANY DECLINE IN THE SUPPLY OF ADVERTISING SPACE AVAILABLE THROUGH SENDTEC'S NETWORK COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

         The websites, search engines and email publishers that sell or venture their advertising space to or with SendTec are not bound by long-term contracts that ensure SendTec a consistent supply of advertising space, which SendTec refers to as SendTec's inventory. SendTec generates a significant portion of its revenues from the advertising inventory provided by a limited number of publishers. In most instances, publishers can change the amount of inventory they make available to SendTec at any time, as well as the price at which they make it available. In addition, publishers may place significant restrictions on SendTec's use of their advertising inventory. These restrictions may prohibit advertisements from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a publisher decides not to make inventory available to SendTec, or decides to increase the price, or places significant restrictions on the use of such inventory, SendTec may not be able to replace this with inventory from other publishers that satisfy its requirements in a timely and cost-effective manner. If this happens, SendTec's revenues could decline or its cost of acquiring inventory may increase.

SENDTEC'S GROWTH MAY BE LIMITED IF SENDTEC IS UNABLE TO OBTAIN SUFFICIENT ADVERTISING INVENTORY THAT MEETS SENDTEC'S PRICING AND QUALITY REQUIREMENTS.

         SendTec's growth depends on its ability to effectively manage and expand the volume of its inventory of advertising space. To attract new advertisers, SendTec must increase its supply of inventory that meets SendTec's performance and pricing requirements. SendTec's ability to purchase or venture sufficient quantities of suitable advertising inventory will depend on various factors, some of which are beyond SendTec's control. These factors include:

         o SendTec's ability to offer publishers a competitive price for their inventory;
         o SendTec's ability to estimate the quality of the available inventory; and
         o SendTec's ability to efficiently manage its existing advertising inventory.

         In addition, the number of competing Internet advertising networks that purchase advertising inventory from websites, search engine and email publishers continues to increase. SendTec cannot assure you that SendTec will be able to purchase or venture advertising inventory that meets SendTec's performance, price and quality requirements, and if SendTec cannot do so, SendTec's ability to generate revenues could be limited.

ANY LIMITATION ON SENDTEC'S ABILITY TO POST ADVERTISEMENTS THROUGHOUT SENDTEC'S NETWORK OF ADVERTISING SPACE COULD HARM SENDTEC'S BUSINESS.

         SendTec executes advertising programs for clients primarily by posting advertisements, which SendTec refer to as ad delivery, on SendTec's affiliate network of advertising space. SendTec's business could suffer from a variety of factors that could limit or reduce its ability to post advertisements across its affiliate network, including:

         o technological changes that render the delivery of SendTec's advertisements obsolete or incompatible with the operating systems of consumers and/or the systems of online publishers;
         o lawsuits or injunctions based on claims that SendTec's ad delivery methodologies violate the proprietary rights of other parties; and
         o interruptions, failures or defects in SendTec's ad delivery and tracking systems.

CONSOLIDATION OF ONLINE PUBLISHERS MAY IMPAIR SENDTEC'S ABILITY TO PROVIDE MARKETING SERVICES, ACQUIRE ADVERTISING INVENTORY AT FAVORABLE RATES AND COLLECT CAMPAIGN DATA.

         The consolidation of Internet advertising networks, web portals, search engines and other online publishers could eventually lead to a concentration of desirable advertising inventory on a very small number of networks and large websites. Such concentration could:

         o increase SendTec's costs if these publishers use their greater bargaining power to increase rates for advertising inventory;
         o impair SendTec's ability to provide marketing services if these publishers prevent SendTec from distributing its clients' advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with its ad delivery methodologies; and

SENDTEC'S BUSINESS COULD BE HARMED IF THE USE OF TRACKING TECHNOLOGY IS RESTRICTED OR BECOMES SUBJECT TO NEW REGULATION.

         In conjunction with the delivery of advertisements to websites, SendTec typically places small files of information, commonly known as cookies, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to SendTec through an Internet user's browser software. SendTec uses cookies to collect information regarding the advertisements SendTec delivers to Internet users and their interaction with these advertisements. SendTec uses this information to identify Internet users who have received SendTec's advertisements in the past and to monitor and prevent potentially fraudulent activity. In addition, SendTec's technology uses this information to monitor the performance of ongoing advertising campaigns and plan future campaigns.

         Some Internet commentators and privacy advocates have proposed limiting or eliminating the use of cookies and other Internet tracking technologies, and legislation has been introduced in some jurisdictions to regulate Internet tracking technologies. The European Union has already adopted a directive requiring that when cookies are used, the user must be informed and offered an opportunity to opt-out of the cookies' use. If there is a further reduction or limitation in the use of Internet tracking technologies such as cookies:

         o SendTec may have to replace or re-engineer its tracking technology, which could require significant amounts of SendTec's time and resources, may not be completed in time to avoid losing clients or advertising inventory, and may not be commercially or technically feasible;
         o SendTec may have to develop or acquire other technology to prevent fraud; and
         o SendTec may become subject to costly and time-consuming litigation or investigations due to its use of cookie technology or other technologies designed to collect Internet usage information.

         Any one or more of these occurrences could result in increased costs, require SendTec to change its business practices or divert management's attention.

IF SENDTEC OR SENDTEC'S ADVERTISER OR PUBLISHER CLIENTS FAIL TO COMPLY WITH REGULATIONS GOVERNING CONSUMER PRIVACY, SENDTEC COULD FACE SUBSTANTIAL COSTS AND SENDTEC'S BUSINESS COULD BE HARMED.

         SendTec's collection, maintenance and sharing of information regarding Internet users could result in lawsuits or government inquiries. These actions may include those related to U.S. federal and state legislation or European Union directives limiting the ability of companies like SendTec to collect, receive and use information regarding Internet users. Litigation and regulatory inquiries are often expensive and time-consuming and their outcome is uncertain. Any involvement by SendTec in any of these matters could require SendTec to:

         o        spend significant amounts on SendTec's legal defense;
         o divert the attention of senior management from other aspects of SendTec's business;
         o defer or cancel new product launches as a result of these claims or proceedings; and
         o make changes to SendTec's present and planned products or services.

         Further, SendTec cannot assure you that its advertiser and publisher clients are currently in compliance, or will remain in compliance, with their own privacy policies, regulations governing consumer privacy or other applicable legal requirements. SendTec may be held liable if its clients use SendTec's technology or the data SendTec collects on their behalf in a manner that is not in compliance with applicable laws or regulations or their own stated privacy standards.

SENDTEC MAY BE LIABLE FOR CONTENT IN THE ADVERTISEMENTS SENDTEC DELIVERS FOR SENDTEC'S CLIENTS.

         SendTec may be liable to third parties for content in the advertisements SendTec delivers if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory. Although SendTec generally receives warranties from its advertisers that they have the right to use any copyrights, trademarks or other intellectual property included in an advertisement and are normally indemnified by the advertisers, a third party may still file a claim against SendTec. Any claims by third parties against SendTec could be time-consuming, could result in costly litigation and adverse judgments and could require SendTec to change its business.

MISAPPROPRIATION OF CONFIDENTIAL INFORMATION HELD BY US COULD CAUSE US TO LOSE CLIENTS OR INCUR LIABILITY.

         SendTec retains highly confidential information on behalf of its clients in its systems and databases. Although SendTec maintain security features in its systems, SendTec's operations may be susceptible to hacker interception, break-ins and other disruptions. These disruptions may jeopardize the security of information stored in and transmitted through SendTec's systems. If confidential information is compromised, SendTec could be subject to lawsuits by the affected clients or Internet users, which could damage SendTec's reputation among its current and potential clients, require significant expenditures of capital and other resources and cause SendTec to lose business and revenues.

ADDITIONAL BUSINESS RISKS RELATING TO SENDTEC'S BUSINESS

SENDTEC FACES INTENSE AND GROWING COMPETITION, WHICH COULD RESULT IN PRICE REDUCTIONS, REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE.

         The direct response advertising market is highly competitive. If SendTec fails to compete effectively against other advertising service companies, SendTec could lose clients or advertising inventory and SendTec's revenues could decline. SendTec expects competition to continue to increase because there are no significant barriers to entry.

         Many current and potential competitors have advantages over SendTec, such as longer operating histories, greater name recognition, larger client bases, greater access to advertising space on high-traffic websites and significantly greater financial, technical and marketing resources. In addition, existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by SendTec.

         Current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address the needs of SendTec's clients and prospective clients. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

         If SendTec fails to compete successfully, SendTec could have difficulties attracting and retaining advertising clients or advertising inventory, which may decrease SendTec's revenues and adversely affect SendTec's operating results. Increased competition may also result in price reductions and reduced operating income.

SENDTEC GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS WITH SENDTEC'S CLIENTS.

         SendTec's clients typically hire SendTec on a project-by-project basis or on an annual contractual relationship. Moreover, SendTec's clients generally have the right to terminate their relationships with SendTec without penalty and with relatively short or no notice. Once a project is completed SendTec cannot assure you that a client will engage SendTec for further services. From time to time, highly successful engagements have ended because SendTec's client was acquired and the new owners decided not to retain SendTec. A client that generates substantial revenue for SendTec in one period may not be a substantial source of revenue in a subsequent period. SendTec expects a relatively high level of client concentration to continue, but not necessarily involve the same clients from period to period. The termination of SendTec's business relationships with any of its significant clients, or a material reduction in the use of SendTec's services by any of SendTec's significant clients, could adversely affect SendTec's future financial performance.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR SENDTEC'S ABILITY TO MAINTAIN OR EXPAND SENDTEC'S BUSINESS.

         The loss of the services of members of SendTec's management team or other key personnel could harm SendTec's business. SendTec's future success depends to a significant extent on the continued service of SendTec's key management, client service, product development, sales and technical personnel. SendTec does not maintain key person life insurance on any of its executive officers and do not intend to purchase any in the future. Although SendTec generally enters into non-competition agreements with its employees, SendTec's business could be harmed if one or more of SendTec's officers or key employees decided to join a competitor or otherwise compete with SendTec.

         SendTec's future success also depends on its ability to attract, retain and motivate highly skilled personnel. If SendTec fail to hire and retain a sufficient number of qualified client service, product development, sales and technical personnel, SendTec may not be able to maintain or expand its business.

IF SENDTEC FAILS TO MANAGE SENDTEC'S GROWTH EFFECTIVELY, SENDTEC'S EXPENSES COULD INCREASE AND SENDTEC'S MANAGEMENT'S TIME AND ATTENTION COULD BE DIVERTED.

         As SendTec continues to increase the scope of its operations, SendTec will need an effective planning and management process to implement its business plan successfully in the rapidly evolving Internet advertising market. SendTec's business, results of operations and financial condition will be substantially harmed if it is unable to manage its expanding operations effectively. SendTec plans to continue to expand its sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on SendTec's management systems and resources. SendTec will likely need to continue to improve its financial and managerial controls and its reporting systems and procedures. In addition, SendTec will need to expand, train and manage its work force. SendTec's failure to manage its growth effectively could increase its expenses and divert management's time and attention.

IF SENDTEC FAILS TO ESTABLISH, MAINTAIN AND EXPAND SENDTEC'S TECHNOLOGY BUSINESS AND MARKETING ALLIANCES AND PARTNERSHIPS, SENDTEC'S ABILITY TO GROW COULD BE LIMITED.

         In order to grow SendTec's technology business, SendTec must generate, retain and strengthen successful business and marketing alliances with advertising agencies.

         SendTec depends, and expect to continue to depend, on its business and marketing alliances, which are companies with which SendTec has written or oral agreements to work together to provide services to SendTec's clients and to refer business from their clients and customers to SendTec. If companies with which SendTec has business and marketing alliances do not refer their clients and customers to SendTec to perform their online campaign and message management, SendTec's revenue and results of operations would be severely harmed.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

         o        implementing our business strategy;

         o marketing and commercialization of our existing products and those products under development;

         o plans for future products and services and for enhancements of existing products and services;

         o        potential governmental regulation and taxation;

         o        our intellectual property;

         o        our estimates of future revenue and profitability;

         o        our estimates or expectations of continued losses;

         o our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

         o difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

         o our estimates regarding our capital requirements and our needs for additional financing;

         o        attracting and retaining customers and employees;

         o rapid technological changes in our industry and relevant markets;

         o        sources of revenue and anticipated revenue;

         o        plans for future acquisitions; and

         o        competition in our market.

         These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under "Risk Factors" and elsewhere in this prospectus.

         In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

                                 USE OF PROCEEDS

         The shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The shares of Common Stock to which this Reoffer Prospectus relates may be reoffered and sold from time to time by Selling Stockholders who are Affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act of
1933). The Selling Stockholders will acquire the shares of Common Stock upon exercise of options granted to them pursuant to the 2004 Plan. The table below identifies each Selling Stockholder and his or her relationship to the Company. The table also identifies, as of September 30, 2004, for each Selling
Stockholder: (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares of Common Stock being registered by this Reoffer Prospectus, and (iii) the amount and percentage of the shares of Common Stock to be owned by each such Selling Stockholder assuming the sale of all of the Registered Shares. There is no assurance that any of the Selling Stockholders will sell any or all of their shares of Common Stock.

        SELLING                 NO. OF SHARES           NO. OF SHARES          NO. OF SHARES         PERCENTAGE OF
    STOCKHOLDER AND                 OWNED               REGISTERED BY              OWNED             SHARES OWNED
      RELATIONSHIP              (BEFORE SALE)            PROSPECTUS            (AFTER SALE)          (AFTER SALE)
-------------------------    --------------------     ------------------     ------------------    ------------------
Paul Soltoff, President         10,435,948(1)             477,337(2)            10,674,616                   6.5%
of SendTec, Inc.

(1) Includes 5,091,600 shares of Common Stock issuable upon the conversion of our Series H Automatically Converting Preferred Stock and 238,669 shares of Common Stock issueable upon exercise of an option to purchase up to 477,337 shares of our Common Stock granted to Mr. Soltoff under our 2004 Stock Incentive Plan. The shares of Series H Automatically Converting Preferred Stock are convertible upon the approval and filing of a Certificate of Amendment to our Certificate of Incorporation increasing the number of authorized shares of our Common Stock from 200,000,000 to 500,000,000.

(2) 238,669 of such shares are fully vested as of the date of this Reoffer Prospectus and have been included in the calculation of the number of shares beneficially owned by Mr. Soltoff (10,435,948). The balance of such shares will vest on September 30, 2005.

                              PLAN OF DISTRIBUTION

         The Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders, including in one or more of the following transactions:

         o        on the OTC Bulletin Board;
         o        in transactions other than the OTC Bulletin Board;
         o        in connection with short sales;
         o        by pledge to secure debts and other obligations;
         o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;
         o        in a combination of any of the above transactions; or
         o pursuant to Rule 144, assuming the availability of an exemption from registration.

         The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commissions from the Selling Stockholders, or will receive commissions from the purchasers for whom they acted as agents.

         The Selling Stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares of those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

         We have agreed with the Selling Stockholders to customary indemnification obligations with respect to the sale of the Common Stock by use of this prospectus.

         THE SEC'S POSITION ON INDEMNIFICATION FOR 1933 ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          DESCRIPTION OF CAPITAL STOCK

         We have filed a registration statement with the SEC registering and describing the Common Stock. For further information on us and the Common Stock, you should refer to our registration statement on Form SB-2 as set forth under "Incorporation by Reference."

                                  LEGAL MATTERS

         Proskauer Rose LLP, Boca Raton, Florida, has passed on the validity of the shares.

                                     EXPERTS

         The consolidated financial statements of theglobe.com, inc. and subsidiaries as of and for the years ended December 31, 2003 and December 31, 2002, incorporated by reference in this prospectus and registration statement, have been audited by Rachlin Cohen & Holtz LLP, independent registered public accountants, as set forth in their report thereon and incorporated by reference herein.

         The consolidated financial statements referred to above are incorporated by reference herein and in the registration statement in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         (a) Our Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004 for the fiscal year ended December 31, 2003, as amended by Form 10-KSB/A filed with the SEC on April 29, 2004.

         (b) Our Quarterly Report on Form 10-QSB filed with the SEC on May 14, 2004 for the quarter ended March 31, 2004; our Quarterly Report on Form 10-QSB filed with the SEC on August 13, 2004 for the quarter ended June 30, 2004; our Current Report on Form 8-K filed with the SEC on September 8, 2004; and our Current Report on Form 8-K/A filed with the SEC on September 21, 2004.

         (c) The description of our Common Stock contained in our Registration Statement on Form SB-2 filed with the SEC on April 16, 2004, as amended by Form SB-2/A filed with the SEC on May 11, 2004.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at 110 East Broward Blvd., Suite 1400, Ft. Lauderdale, FL 33301, Attention:
Corporate Secretary; telephone number: (954) 769-5900.

         We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

         This Reoffer Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Reoffer Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the SEC are hereby incorporated by reference:

         (a) Our Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004 for the fiscal year ended December 31, 2003, as amended by Form 10-KSB/A filed with the SEC on April 29, 2004.

         (b) Our Quarterly Report on Form 10-QSB filed with the SEC on May 14, 2004 for the quarter ended March 31, 2004; our Quarterly Report on Form 10-QSB filed with the SEC on August 13, 2004 for the quarter ended June 30, 2004; our Current Report on Form 8-K filed with the SEC on September 8, 2004; and our Current Report on Form 8-K/A filed with the SEC on September 21, 2004.

         (c) The description of our Common Stock contained in our Registration Statement on Form SB-2 filed with the SEC on April 16, 2004, as amended by Form SB-2/A filed with the SEC on May 11, 2004.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         Item 4.  Description of Securities

         Not applicable.

         Item 5.  Interests of Named Experts and Counsel

         Not applicable.

         Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors, officers, employees and other individuals against expenses, judgments, fines and amounts paid in settlement in connection with specified non-derivative actions, suits, proceedings or investigations if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. In addition, with respect to any criminal action or proceeding such director must have had no reasonable cause to believe that his or her conduct was unlawful. In the case of derivative actions, a similar standard is applicable except that indemnification only extends to expenses incurred in connection with the defense or settlement of such action. In addition, the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, stockholder or director vote, agreement or otherwise.

         Our By-Laws require us to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed non-derivative action, suit, arbitration, alternative dispute mechanism, investigation, administrative hearing or any other proceeding, brought by reason of the fact that he or she is or was our director or officer, or while our director or officer is or was serving at our request as a director or officer of another entity, including service with respect to an employee benefits plan against expenses, including attorneys' fees, judgments, fines, excise taxes under ERISA, penalties and amounts paid in settlement, incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. In addition, with respect to any criminal action or proceeding such person shall have had no reasonable cause to believe his or her conduct was unlawful.

         Section 102(b)(7) of the DGCL permits a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

         Our Charter provides that to the fullest extent that the DGCL permits, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of our Charter inconsistent with these provisions will not adversely affect any right of our director and officers arising in connection with the service of such directors and officers to the fullest extent permitted by Delaware law.

         We have entered into indemnification agreements with our directors and officers. These agreements provide that we will indemnify such directors and officers for any amounts paid in settlement or incurred by, or assessed against, such directors and officers arising in connection with the service of such directors and officers to the fullest extent permitted by Delaware law.

         We maintain directors' and officers' liability insurance. This insurance provides for payment, on behalf of our and our subsidiaries' directors and officers, of certain losses of such persons arising from claims, including claims arising under the Securities Act, for acts or omissions by such person while acting as a director or officer.

         Item 7.  Exemption from Registration Claimed.

         Not applicable.

         Item 8.  Exhibits.

EXHIBIT
  NO.    DESCRIPTION OF EXHIBITS
------   -----------------------

4.1 Form of Fourth Amended and Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.1 to the Company's Registration Statement No. 333-59751 on Form S-1/A filed on September 15, 1998 (incorporated herein by reference).

4.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed with the SEC on April 16, 2004 (incorporated herein by reference).

4.3 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2003 previously filed as Exhibit 3.3 to the Company's Registration Statement on Form SB-2 filed with the SEC on April 16, 2004 (incorporated herein by reference).

4.4 Certificate relating to Previously Outstanding Series of Preferred Stock and Relating to the Designation, Preferences and Rights of the Series F Preferred Stock filed as Exhibit 3.4 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on April 16, 2004 (incorporated herein by reference).

4.5 Certificate of Amendment Relating to the Designation Preferences and Rights of the Junior Participating Preferred Stock previously filed as
         Exhibit 3.5 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on April 16, 2004 (incorporated herein by reference).

4.6 Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, as amended, of the Company previously filed as
         Exhibit 4.2 to the Company's Current Report on Form 8-K filed on September 8, 2004 (incorporated herein by reference).

4.7 Form of By-Laws of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement No. 333-59751 on Form S-1 (incorporated herein by reference).

4.8      Form of thegloble.com, inc. 2004 Stock Incentive Plan (filed herewith)

5.1      Opinion of Proskauer Rose LLP (filed herewith)

23.1     Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2     Consent of Rachlin Cohen & Holtz LLP (filed herewith)

         Item 9.  Undertakings

         The Company hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (a)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registrations Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, State of Florida, on October 12, 2004.

                               theglobe.com, inc.

                               By: /s/ Albert J. Detz
                                  -------------------------------------------
                                  Albert J. Detz
                                  Chief Financial Officer (Principal Financial
                                  Officer and Principal Accounting Officer)

Index to Exhibits
EXHIBIT
  NO.    DESCRIPTION OF EXHIBITS
------   -----------------------

4.1 Form of Fourth Amended and Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.1 to the Company's Registration Statement No. 333-59751 on Form S-1/A filed on September 15, 1998 (incorporated herein by reference).

4.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed with the SEC on April 16, 2004 (incorporated herein by reference).

4.3 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2003 previously filed as Exhibit 3.3 to the Company's Registration Statement on Form SB-2 filed with the SEC on April 16, 2004 (incorporated herein by reference).

4.4 Certificate relating to Previously Outstanding Series of Preferred Stock and Relating to the Designation, Preferences and Rights of the Series F Preferred Stock filed as Exhibit 3.4 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on April 16, 2004 (incorporated herein by reference).

4.5 Certificate of Amendment Relating to the Designation Preferences and Rights of the Junior Participating Preferred Stock previously filed as
         Exhibit 3.5 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on April 16, 2004 (incorporated herein by reference).

4.6 Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, as amended, of the Company previously filed as
         Exhibit 4.2 to the Company's Current Report on Form 8-K filed on September 8, 2004 (incorporated herein by reference).

4.7 Form of By-Laws of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement No. 333-59751 on Form S-1 (incorporated herein by reference).

4.8      Form of thegloble.com, inc. 2004 Stock Incentive Plan (filed herewith)

5.1      Opinion of Proskauer Rose LLP (filed herewith)

23.1     Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2     Consent of Rachlin Cohen & Holtz LLP (filed herewith)